Exhibit 99.1

Boise Inc.
1111 West Jefferson Street, Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: November 17, 2009

Media Contact	Investor Relations Contact

Virginia Aulin	Jason Bowman

208 384 7837	208 384 7456

Boise Inc. announces pricing of secondary offering of 17 million shares of common stock

BOISE, Idaho – Boise Inc. (NYSE: BZ) today announced that the previously announced secondary offering of 17 million shares of its common stock has been priced at $4.85 per share. Pursuant to the offering, all of the shares will be sold by the selling stockholders, Boise Cascade Holdings, L.L.C. and trusts affiliated with Jason Weiss, one of Boise Inc.’s directors. All proceeds of the offering will go to the selling stockholders.

Boise Cascade Holdings, L.L.C. has granted the underwriters a 30-day option to purchase up to 2.55 million additional shares. After the offering, and assuming no exercise of the underwriters’ option, Boise Cascade Holdings, L.L.C. is expected to own approximately 25% of Boise Inc.’s shares.

Goldman, Sachs & Co. is acting as sole book-running manager in connection with the offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Effective registration statements relating to these securities are on file with the U.S. Securities and Exchange Commission. A copy of the prospectus supplement and related prospectuses may be obtained when they are available by contacting the following:

Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, facsimile +1-212-902-9316, e-mail prospectus-ny@ny.email.gs.com.

You may also obtain the prospectus supplement and related prospectuses when they are available on the U.S. Securities and Exchange Commission’s Web site at http://www.sec.gov.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp.

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Forward-Looking Statements

All statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future events. Rather, they are based on current expectations, estimates, beliefs, and assumptions and are subject to uncertainties that are difficult to predict. As a result, actual events or results may differ materially from the statements made. Forward-looking statements made in this press release include that the underwriters may exercise this option to purchase additional shares from Boise Cascade Holdings, L.L.C. We have based these forward-looking statements upon our assumptions about and assessment of the future, which may or may not prove true. These statements also involve a number of risks and uncertainties, including but not limited to, whether the underwriters are able to sell the shares as described, and whether there is adequate demand to justify the exercise of the underwriters’ option to purchase additional shares. For further information about the risks associated with this transaction and with our business, in general, please refer to our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.